Exhibit 99.1

Contacts:
Jody Cain
LHA Investor Relations
310-691-7100
jcain@lhai.com

PDL BioPharma Declares Dividend of Evofem Biosciences Common Stock to PDL Stockholders

INCLINE VILLAGE, Nev. (May 5, 2020) - PDL BioPharma, Inc. (“PDL” or “the Company”) (Nasdaq: PDLI) announces that the Company’s Board of Directors has approved a distribution of all of the Company’s 13,333,334 shares of common stock of Evofem Biosciences, Inc. (“Evofem”) (Nasdaq: EVFM) via a special one-time dividend to PDL stockholders.

“In consultation with our financial advisors, we have concluded that a stock distribution is the most effective way to maximize the transfer of value to our shareholders from our ownership in Evofem,” said Dominique Monnet, president and CEO of PDL. “We explored a number of alternatives, including the sale of our Evofem shares via a private sale or a secondary offering, and believe that in the current environment a stock distribution is in the best interest of our shareholders. This distribution will enable PDL shareholders to make their own investment decisions regarding the Evofem shares they receive through this distribution. This dividend represents the first tangible transfer of asset value directly to our shareholders under our Plan of Liquidation.”

Subject to certain conditions, the Evofem shares will be distributed on May 21, 2020 (the “distribution date”) to PDL shareholders of record as of the close of business on May 15, 2020 (the “record date”). The distribution will take place in the form of a pro rata common stock dividend of shares of Evofem to each PDL stockholder of record on the record date. As of May 5, 2020, PDL had 116,346,762 shares of common stock, par value $0.01 per share, outstanding. Based on this number, PDL estimates that PDL stockholders will receive approximately 0.115 shares of Evofem common stock for each share of PDL common stock held as of the close of business on the record date. The final distribution ratio will be determined based on the number of PDL common shares outstanding on the record date. None of the distributed Evofem shares will be subject to any lockup period for PDL stockholders.

Evofem’s lead product candidate, Phexxi™ (L-lactic acid, citric acid, potassium bitartrate) Vaginal Gel 1.8%/1%/0.4%, is currently under review by the U.S. Food and Drug Administration (FDA) for the prevention of pregnancy and has been assigned a Prescription Drug User Fee Act (PDUFA) goal date of May 25, 2020. Evofem has announced it is in discussions with the FDA regarding the proposed label for Phexxi™. Evofem has also announced its intent to issue financial results for the first quarter of 2020 and to provide a business update on May 6, 2020. Details for this conference call are available at https://evofem.investorroom.com/events.

No fractional shares of Evofem common stock will be distributed. Instead, PDL stockholders will receive cash in lieu of any fraction of a share of Evofem common stock that they otherwise would have received. PDL stockholders should consult their tax advisors with respect to U.S. federal, state, local and non-U.S. tax consequences of the distribution. The Company intends to continue to pursue potential paths to monetize its Evofem warrants to purchase up to 3,333,334 shares of Evofem common stock.

Further Information Regarding the Distribution

No vote or action is required by PDL stockholders in order to receive the distribution of shares of Evofem common stock. The distribution is subject to certain customary conditions, which conditions PDL expects to be satisfied on or prior to the distribution date. The Evofem common stock provided in the distribution will be in book-entry form. PDL stockholders who hold their shares through brokers or other nominees will have their shares of Evofem common stock credited to their accounts by their nominees or brokers. PDL stockholders will not be required to pay cash or other consideration for the shares of Evofem common stock to be distributed to them, or surrender or exchange their shares of PDL common stock to receive the distribution. PDL plans to send an information statement regarding this distribution to its stockholders of record following the record date.

Conference Call and Webcast

PDL will hold a conference call to discuss financial results and provide a business update during the upcoming quarterly earnings update on May 7, 2020. Details for the conference call will be available in the Investor Relations section of https://www.pdl.com/.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of https://www.pdl.com/ and select “Events & Presentations.”

About PDL BioPharma, Inc.

Throughout its history, PDL's mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma, Inc.

As of December 2019, PDL ceased making additional strategic transactions and investments and is pursuing a formal process to unlock the value of its portfolio by monetizing its assets and ultimately distributing net proceeds to stockholders in the form of cash or equity.

For more information please visit https://www.pdl.com/

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein.

About Evofem Biosciences, Inc.
Evofem Biosciences, Inc., (NASDAQ: EVFM) is a clinical-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health. Evofem Biosciences aims to advance the lives of women by developing innovative solutions, such as woman-controlled contraception and potential protection from certain sexually transmitted infections (STIs). The Company's lead product candidate, Phexxi™, is currently being reviewed by the U.S. Food and Drug Administration for prevention of pregnancy.  The investigational candidate EVO100 is being evaluated for prevention of urogenital transmission of both Chlamydia trachomatis infection (chlamydia) and Neisseria gonorrhoeae infection (gonorrhea) in women. For more information regarding Evofem, please visit www.evofem.com.

Phexxi™ and Multipurpose Vaginal pH Regulator (MVP-R™) are trademarks of Evofem Biosciences, Inc.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including as it relates to the Company’s proposed Evofem stock distribution and plan of liquidation. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business, including the implementation or success of the Company’s monetization strategy/plan of complete liquidation, are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2020, and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.